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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION

     enherent Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of enherent Corp. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing Article 4(a) thereof so that, as amended, said Article 4(a) shall be and read as follows:

     "Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 111,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of voting common stock, par value $.001 per share (the "Voting common Stock"), (ii) 1,000,000 shares of non-voting common stock, par value $.001 per share (the "Non-voting Common Stock" and, together with the Voting Common Stock, the "Common Stock") and
     (iii) 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock")."

     SECOND: That thereafter, pursuant to the resolutions of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     ACCORDINGLY, the Restated Certificate of Incorporation of this corporation is hereby amended so as to change Article 4(a) thereof to read as follows in its entirety:

     "Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 111,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of voting common stock, par value $.001 per share (the "Voting Common Stock"), (ii) 1,000,000 shares of non-voting common stock, par value $.001 per share (the "Non-Voting Common Stock" and, together with the Voting Common Stock, the "Common Stock"), and
     (iii) 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by Douglas Catalano, its Chief Executive Officer and President this 1st day of April, 2005.


                                           Enherent Corp.

                                           By:  /s/  Douglas Catalano
                                               ---------------------------------
                                               Douglas Catalano, CEO & President